UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

POSITIVEID CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

On November 22, 2011, PositiveID Corporation (the “Company”) issued an aggregate of 3.5 million unregistered shares of common stock to William J. Caragol, the Company's Chief Executive Officer, Scott R. Silverman, the Company's Chairman of the Board of Directors, and R & R Consulting Partners, LLC, a company owned and controlled by Scott R. Silverman (collectively, the “Lending Stockholders”).  The Lending Stockholders previously loaned an aggregate of 3.5 million shares of common stock they own in the Company (the "Loaned Shares") in connection with a financing conducted by the Company in March 2011 whereby the Company issued 140 shares of Series C Preferred Stock.  All of the outstanding Series C Preferred Stock was pledged to the Lending Stockholders as collateral under the stock loan agreements.  In October 2011, the Company converted the Series C Preferred Stock into 3.5 million shares of common stock, and the Lending Stockholders demanded return of their Loaned Shares.  The holder of the Series C Preferred Stock defaulted under the stock loan agreements by failing to return the Loaned Shares to the Lending Stockholders.  The shares issued to the Lending Stockholders by the Company are being issued in exchange for the 3.5 million shares that were issued upon conversion of the Company's Series C Preferred Stock and which were pledged to the Lending Stockholders.   These securities were issued without registration in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: November 25, 2011	By:	/s/ Bryan D. Happ
Bryan D. Happ Chief Financial Officer

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